Exhibit 5.1

Kenneth S. Goodwin

Partner

Direct (212) 655-3563

Fax (646) 539-3663

ksg@msf-law.com

November 10, 2016

The Board of Directors
Protagenic Therapeutics, Inc.
401 Park Avenue South
New York, NY 10016

Re:	2006 Employee, Director and Consultant Stock Plan Non-Plan Option Agreements

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,408,929 shares of common stock, $.0001 par value per share (the “Shares”), of Protagenic Therapeutics, Inc., a Delaware corporation (the “Company”), (i) 1,391,145 of which Shares are issuable under the Company’s 2006 Employee, Director and Consultant Stock (the “Plan”) and (ii) 17,784 of which Shares are issuable pursuant to three option agreements (collectively, the “Non-Plan Option Agreements”) entered into pursuant to the Agreement and Plan of Merger and Reorganization among Atrinsic, Inc., Protagenic Acquisition Corp. and the Company, dated as of February 12, 2016 (the “Merger Agreement”).

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents (collectively, the “Documents”):

(a)      The Registration Statement and related prospectus;

(b)      The Plan;

(c)      The third amended and restated certificate of incorporation of the Company and the bylaws of the Company as presently in effect, both as certified by an officer of the Company as of a recent date;

(d)      Resolutions adopted by the Company’s board of directors and stockholders adopting and amending the Plan and authorizing the issuance of awards and Shares thereunder, as certified by an officer of the Company as of a recent date;

The Board of Directors

November 10, 2016

(e)     The Merger Agreement;

(f)     The Non-Plan Option Agreements; and

(g)     A form of stock certificate representing the Shares to be issued under the Plan and the Non-Plan Agreements.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for the purpose of rendering this opinion.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.     We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.     The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C.     We have assumed without verification that, with respect to the minutes of any meetings of the stockholders of the Company or of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D.     We have assumed without verification the accuracy and completeness of the information contained in (i) the Registration Statement (including but not limited to statements therein as to the number of shares of common stock issued and outstanding), as well as all of the other Documents and (ii) all corporate records made available to us by the Company.

E.     We have assumed that the form of certificates representing the Shares to be issued pursuant to the Plan will conform to the applicable requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the Company's third amended and restated certificate of incorporation and the Company’s bylaws.

F.     We express no opinion herein as to the laws of any state or jurisdiction other than, with respect to the immediately succeeding paragraph, the DGCL, and the federal laws of the United States of America. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. The opinions herein are as of the date hereof and are based on current law and facts and circumstances. We have no obligation, and expressly decline any undertaking, to revise or supplement this opinion or otherwise advise you should applicable law or the existing facts and circumstances change.

The Board of Directors

November 10, 2016

Based on the foregoing, upon the assumptions that there will be no changes in the documents we have examined and the other matters referred to above, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan or the Non-Plan Option Agreements, as applicable, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Meister Seelig & Fein LLP

Meister Seelig & Fein LLP